PURCHASE AND SALE AGREEMENT
FOR
BEST WESTERN PLUS INNSUITES
ONTARIO, CA

This Purchase and Sale Agreement ("Agreement") is made and entered into this 9th day of May, 2017 by and between Ontario Hospitality Properties, LLP ("Seller") and Minkun Investment Group, LLC, or assignee ("Buyer").

RECITALS

WHEREAS, Seller is the owner of that certain improved real property commonly known as the Best Western Plus InnSuites located at 3400 Shelby Street, Ontario, CA (APN #210193-15) (the "Real Property") together with certain furniture, fixtures, equipment, operating supplies and other ancillary items pertaining to the daily operation thereof (the "Personal Property"); and

WHEREAS, Buyer desires to buy from Seller and Seller desires to sell to Buyer, on the terms and conditions hereinafter set forth, all of Seller's rights, title and interest in and to the Real Property, Personal Property and Intangible Property (including but not limited to any domain name or website relating to the hotel).

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

1. **PURCHASE AND SALE OF PROPERTY**. On the Closing Date (as defined herein) and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller the following assets and properties (collectively referred to herein as the "Property"):

   (a) Seller's fee simple interest in the real property described in **Exhibit A**, attached hereto, including Seller's interest in all buildings, structures and improvements located thereon, fixtures contained therein, and appurtances and hereditaments belonging thereto, and

   (b) Seller's interest in the Personal Property consisting of (i) the items described in **Exhibit B**, which Exhibit will be agreed upon by Buyer and Seller and attached hereto prior to the expiration of the Physical Inspection Period (as defined herein), (ii) the contracts and agreements pertaining to the operation of a hotel on the Property, as set forth in **Exhibit C** attached hereto, (iii) all equipment leases pertaining to the operation of a hotel on the Property, as set forth in **Exhibit D** attached hereto. All such contracts, agreements, and equipment leases shall be assigned to Buyer at close of escrow and Buyer shall assume all obligations of Seller thereunder. The Property shall be delivered free of any management agreement.

The Property to be sold by Seller to Buyer shall not include cash and cash equivalents, including credit card charges in the process of collection, account receivables, stocks, bonds, corporate securities, refundable deposits held by utility companies for service provided to the Property or other intangible assets owned by Seller.

2. **PURCHASE PRICE**. The Purchase Price, which Buyer agrees to pay Seller for the Property shall be Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00), payable to Seller all cash at Closing. The parties shall attempt to reach a mutually agreeable allocation of the Purchase price by the end of the Physical Inspection Period. If Buyer & Seller cannot agree, each party shall record its own allocation.

3. **EARNEST MONEY DEPOSIT**. To secure Buyer's prompt and faithful performance of its obligations hereunder, Buyer will, within three (3) days of the Effective Date, deposit with Jade Escrow ("Escrow Agent") the amount of Five Hundred Ten Thousand Dollars ($510,000.00) (the "Earnest Money"). The Earnest Money will be invested in an interest bearing account selected by Buyer and such Earnest Money and all accrued interest thereon shall be credited against the Purchase Price at Closing. If prior to the expiration of the Physical Inspection Period (as defined in Section 4 below), Buyer provides written notice to Seller of Buyer's disapproval and cancellation ("Notice Cancellation") then Escrow Agent shall return to Buyer the Earnest Money along with any interest earned. If Buyer does not deliver Notice Cancellation, then upon expiration of the Physical Inspection Period, the Earnest Money shall become non-refundable to Buyer and shall be applied to the Purchase Price at Closing.

4. **INSPECTION AND CONTINGENCY PERIOD**. Buyer shall have until June 6, 2017 (the "Physical Inspection Period") to inspect and complete all physical and financial due diligence related to its acquisition of the Property, including but not limited to: (i) title review (ii) financial review (iii) environmental review and (iv) property inspection. On or before expiration of the Physical Inspection Period, Buyer shall notify Seller in writing of its approval or disapproval of said inspections and reviews. In the absence of any written notice to the contrary, Buyer's physical inspection and financial review will be deemed approved at the end of the Physical Inspection Period and Buyer shall thereafter have no right to terminate this Agreement.

Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, liabilities, liens, judgements, costs and expenses, including, without limitation, reasonable attorney's fees and disbursements, arising out of the conduct of the Buyer, its employees, agents, contractors and consultants in conducting its physical inspection of the Property.

Seller agrees to cooperate with Buyer and provide those documents that are necessary for Buyer to complete its physical and financial review of the Property. Buyer shall keep all documents obtained from Seller confidential and shall return all copies thereof to Seller in the event this transaction is not consummated. Attached hereto as **Exhibit E** is the list of documents to be provided by Seller, if available, within five (5) days from the Effective Date.

5. **ESCROW & CLOSING DATE**. Within three (3) days from the Effective Date, Buyer and Seller shall cause an escrow to be opened with the Escrow Agent for the consummation of the transaction described in this Agreement. The Purchase and Sale transaction described herein shall be consummated by June 12, 2017, or such other date as may be mutually agreed upon by Buyer and Seller.

6. **SELLER'S REPRESENTATIONS AND WARRANTIES**. Seller hereby represents and warrants to Buyer as follows:

(a) Organization. Seller is a limited liability limited partnership duly organized, existing and in good standing under the laws of the State of Arizona, and has the full power and authority to execute and deliver this Agreement and the Deed, and to perform Seller's obligations under this Agreement.

(b) Authority. The persons executing this Agreement on behalf of Seller have the right, power and authority to enter this Agreement on behalf of Seller, and to execute all other documents and to perform all other acts as may be necessary to satisfy Seller's obligations under this Agreement, and all action and approvals necessary to authorize such persons to take such actions on behalf of Seller have been duly taken and obtained.

(c) No Adverse Proceedings. There is no action, suit, arbitration proceeding, unsatisfied order or judgement, government investigation or other proceeding pending, or to the knowledge of Seller, threatened against Seller or the Business or the Property.

(d) No Contracts. To Seller's knowledge, there are no management, service, equipment, supply, security, maintenance, concession or other agreements with respect to or affecting the Property or Business, except for the Contracts in Exhibit C.

(e) No Breach of Other Agreements. To Seller's knowledge, the execution by Seller of this Agreement and the consummation by Seller of the transaction contemplated by this Agreement do not result in a breach of any of the terms or provisions of any indenture, agreement or instrument related to the Property or the Business.

(f) No Violations of Orders, Rules or Regulations. To Seller's knowledge, the execution by Seller of this Agreement and the consummation by Seller of the transaction contemplated by this Agreement do not result in a violation of any order, rule or regulation of any court or any federal, state or municipal regulatory body or administrative agency or other

governmental authority having jurisdiction over Seller or any portion of the Property or the Business.

7. **BUYER'S REPRESENTATIONS AND WARRANTIES**. Buyer hereby represents and warrants to Seller as follows:

(a) Organization. Buyer is a ____, duly organized, existing and in good standing under the laws of the State of California, and has the full power and authority to execute and deliver this Agreement, and to perform Buyer's obligations under this Agreement.
(b) Authority. The persons executing this Agreement on behalf of Buyer have the right, power and authority to enter this Agreement on behalf of Buyer, and to execute all other documents and to perform all other acts as may be necessary to satisfy Buyer's obligations under this Agreement.

8. **DELIVERIES AT CLOSING**.

(a) By Buyer. Before the Closing Date, Buyer shall deposit or cause to be deposited into Escrow the following:
 (1) Purchase Price payable in cash;
 (2) An Assignment and Assumption of Contracts and Leases Agreement, in a form prepared by Seller's counsel and pursuant to which Seller assigns to Buyer and Buyer assumes Seller's obligations under the contracts and licenses;
 (3) Such funds as are necessary to pay Buyer's share of the closing costs and any items subject to proration; and
 (4) Such other documents and/or monies as are necessary to close the transaction within the terms of this Agreement.
(b) By Seller. Before the Closing Date, Seller shall deposit or cause to be deposited into Escrow the following:
 (1) The Grant Deed (as defined herein), duly executed by Seller in recordable form;
 (2) A Bill of Sale conveying title to the Personal Property to Buyer, free and clear of all liens and encumbrances, but with no warranty as to physical condition;
 (3) The Assignment and Assumption of Contracts and Leases;
 (4) Any and all such documents as are required to comply with Federal, State and Local taxing authorities, or as may be necessary to eliminate any withholding requirements; and
 (5) Such other documents and/or monies as are necessary to close the transaction in accordance with the terms of this Agreement.

9. **CLOSING COSTS AND PRORATIONS IN ESCROW.** Escrow fees incurred in connection with the transaction described in this Agreement shall

be split equally between Buyer & Seller. City & County transfer taxes shall be paid by Seller. A cost of a Standard Owner's Policy of Title Insurance shall be paid for by Seller, and Buyer shall pay for lender's ALTA title policy. Buyer shall pay any personal property or sales taxes associated with the transaction. All other closing costs to be shared by Buyer and Seller as is customary in San Bernardino County. Current real property taxes (including, without limitation, all currently due special district levies, assessments and/or improvement bonds), all personal property taxes and any intangible or use taxes to be prorated in escrow.

10. **PRORATIONS OUTSIDE OF ESCROW.** All income and expenses relating to the operation of Property shall be prorated outside of Escrow between Seller and Buyer as of the Closing. Such items shall include, without limitation: (i) all income from coin lock and vending machines and guest services (if any); (ii) all premiums on insurance policies, if any, assumed by Buyer; (iii) advertising expenses and unused advertising contracts and due bills; (iv) all trade publications, subscriptions and trade association dues; (v) all credit information service charges; (vi) all music and entertainment charges, including satellite programmer's fees; (vii) all charges related to licenses and permits for the Property which are transferred to Buyer at the Close of Escrow; (viii) all charges for postage meters and unused meter postage; (ix) all travel agent commissions; and (x) all commissions of credit organizations, payments and revenue under any contracts and leases assumed by Buyer. All prorations, unless otherwise provided in this Agreement, shall be on an accrual basis, and shall be done as of 12:01 a.m. on the Closing Date.

Notwithstanding the 12:01 a.m. proration time: (i) Seller shall credit Buyer in escrow the cost of the first housekeeping shift on the day of the Close of Escrow, and ii) Seller shall retain all guest room rentals, miscellaneous hotel income and telephone revenue earned for the night before the Close of Escrow (meaning the night period beginning on the preceding day and ending at noon of the Closing Date).

Guest deposits and any advance room rentals paid under Advance Booking Agreements for the periods after the Close of Escrow shall belong to Buyer.

Seller shall terminate, effective as of the Closing Date, the employment of all employees at the property, and Seller shall have fulfilled all obligations relating to the compensation of said employees at or prior to such termination. In addition, Seller shall defend, at Seller's sole expense, and save and hold harmless Buyer from all claims by such employee(s) by reason of such employment or termination of employment at the Property by Seller, if such claim has been made by the employee by the time employee's employment terminates with Seller.

Seller shall be charged with all accounts payable relating to the Property accrued as of the Close of Escrow and payable by Buyer after the Close of Escrow. Buyer shall be responsible for all accounts payable relating to the Property, which accrue after the Close of Escrow. The accounts payable shall include, without limitation, accrued unpaid charges for electricity, gas, telephone, water, sewage, cable and other utilities; all amounts payable by Seller to creditors from whom operating supplies and other purchases have been made in connection with the ownership or operation of the Property, including, without limitation, amount owing under open purchase orders for operating supplies, and with respect to all maintenance, cleaning, security and other services performed in connection with the operation of the Property.

To the extent that all parties discover within sixty (60) days following the Close of Escrow that prorations (or adjustments made under this Section) were incorrect, each party agrees to make any necessary corrective payment promptly upon request of the other.

11. **ACCOUNTS RECEIVABLES**. Seller shall retain at closing all accounts receivables relating to the Property.

12. **TITLE AND VESTING**. At the Closing, Seller's obligation to convey fee simple title to the Property shall be satisfied by Seller's execution and delivery to Buyer of a grant deed conveying the Property to Buyer (the "Grant Deed") and by the Title Company's willingness to issue the Title Insurance Policy, as hereinafter described. At the Closing, First American Title (the "Title Company") shall issue to Buyer its Standard Owner's Policy of Title Insurance (the "Title Insurance Policy") covering the Property and insuring Buyer in the amount of the Purchase Price that title to the Property is vested in Buyer, subject only to (a) liens arising by reason of any current non-delinquent general property taxes and assessments, (b) such other exceptions as are specifically set forth in the Preliminary Title Report and which are not objected to in writing by Buyer prior to the expiration of the Physical Inspection Period (the "Approved Title Report"), and (c) such other liens, encumbrances and other matters as are caused or suffered by Buyer. If, prior to the expiration of the Physical Inspection Period, Buyer objects in writing to any exceptions shown in the Preliminary Title Report, Seller shall either (a) notify Buyer in writing that Seller will cause such exceptions to be removed prior to the Closing Date, or (b) terminate this Agreement, in which event Buyer's Deposit, together with any interest earned thereon, shall be promptly returned to Buyer.

13. **OPERATING SUPPLIES**. Seller shall maintain the operation of the Property in a good and business-like manner consistent with past practices. Seller shall deliver the Property with at least 30-days of operating supplies and two turns of linen.

14. **CONDITION OF THE PROPERTY**. Buyer acknowledges that this is an "AS-IS" sale of all real and personal property covered by this Agreement "with all faults", except as expressly set forth in this Agreement, in their present state and condition, as of Closing. Buyer further acknowledges that it is purchasing the Property without any warranty, representation or guarantee, either express or implied of any kind, nature, or type whatsoever from or on behalf of Seller, except as expressly set forth in this Agreement. Buyer further acknowledges that Buyer has not relied, and is not relying, upon any information, document, projection, pro-forma, statement, representation, guarantee or warranty (whether express or implied, or oral, or written, or material or immaterial) that may have been given by or made by or on behalf of the Seller and its agents, except as expressly set forth in this Agreement. Buyer further acknowledges Seller has not, does not and will not make any warranty or representation, express or implied, as to the merchantability, habitability or fitness for a particular use, or with respect to the value, profitability or marketability of the Property. Buyer shall rely solely on its own independent investigation of the Property in exercising its rights under this Agreement. Buyer agrees that Buyer will not attempt to assert any liability against Seller and/or its agents for furnishing such information, and Buyer agrees to indemnify and hold Seller and/or its agents free and harmless from any and all such claims of liability. This indemnity shall survive the closing or the cancellation of this Agreement.

15. **NO REPRESENTATION AS TO PERMITS, LICENSES, TRADE NAMES.** Seller makes no representation or warranty with respect to the transferability of any permits, licenses, trade names, certificate, approval or other instrument or right Seller may have. Buyer acknowledges that it will have to apply for and obtain any and all licenses, permits, approvals, franchises and other such instruments or rights as may be needed to use and operate the Property. Notwithstanding the preceding, Seller shall notify Buyer of any citation, violation, permit not in good standing, or claim made against the Property prior to the close of escrow which Seller has either current actual knowledge of, or becomes aware of.

16. **FRANCHISE AGREEMENT TRANSFER OR TERMINATION**. Upon the completion of the Physical Inspection Period, Buyer shall have determined whether it will enter into a new franchise agreement with Best Western Hotels & Resorts by Closing. Buyer shall pay all costs, expenses and fees incurred by Seller or Buyer, assessed by Franchisor in connection with the new franchise agreement or termination of the existing franchise agreement (including any liquidated damages), and Seller shall have no liability for any such costs, expenses or fees.

17. **AMERICANS WITH DISABILITIES ACT.** The Americans with Disabilities Act ("ADA") prohibits discrimination against individuals with disabilities. The ADA affects almost all commercial facilities and public

accommodations. The ADA can require, among other things, buildings to be made readily accessible to the disabled. Different requirements apply to new construction, alterations to existing buildings, and removal of barriers in existing buildings. Compliance with the ADA may require significant costs. Monetary and injunctive remedies may be incurred if the Property is not in compliance therewith. Buyer has been advised to contact an attorney, contractor, architect, engineer, or other qualified professional of his/her own choosing to determine to what degree, if at all, the Property is not in compliance with the ADA.

18. **RISK OF LOSS/CONDEMNATION**. In the event of damage or destruction to the Property or any portion thereof exceeding Two Hundred Thousand Dollars ($200,000) prior to Closing, Buyer or Seller may elect to cancel this transaction, in which event Buyer shall receive a refund of its Earnest Money Deposit. If this transaction is not so cancelled, the parties shall proceed with the transaction and Buyer shall receive the insurance proceeds, if any, resulting from such damage or destruction. Such election to cancel this transaction shall be made within ten (10) days of the occurrence of the damage or destruction.

In the event of damage or destruction to the Property or any portion thereof not exceeding Two Hundred Thousand Dollars ($200,000) prior to the Closing, Buyer shall be entitled to receive the insurance proceeds, if any, resulting from such damage or destruction, but neither party shall be permitted to cancel this transaction as a result of such damage or destruction.

If the Property (or any portion of the building thereon which would materially adversely affect Buyer's use of the Property) is taken by eminent domain, or any proceeding for such purpose is commenced prior to Closing, then Buyer or Seller may elect to cancel this transaction, in which event Buyer shall receive a refund of its Deposit. If this transaction is not so cancelled, the parties shall proceed with this transaction and Buyer shall receive an assignment of any condemnation award, if any. Such election to cancel this transaction shall be made within ten (10) days of taking or the commencement of proceedings.

19. **LIQUIDATED DAMAGES**. IF BUYER FAILS TO COMPLETE THE TRANSACTION SET FORTH IN THIS AGREEMENT AFTER THE EXPIRATION OF THE PHYSICAL INSPECTION PERIOD, FOR ANY REASON OTHER THAN SELLER'S DEFAULT AFTER SELLER HAS BEEN GIVEN WRITTEN NOTICE OF SUCH DEFAULT AND HAS FAILED TO CURE SUCH DEFAULT WITHIN FIVE BUSINESS DAYD, THE PARTIES AGREE THAT SELLER SHALL BE ENTITLED TO RETAIN THE ENTIRE $510,000.00 EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES. ESCROW AGENT IS AUTHORIZED TO RELEASE THE EARNEST MONEY DEPOSIT TO SELLER WITHOUT

FURTHER INSTRUCTIONS FOM BUYER OR SELLER. THE PARTIES AGREE THAT SAID LIQUIDATED DAMAGES IS A REASONABLE SUM CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. IN PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

______________________	DS LHX ______________________
SELLER'S INITIALS	**BUYER'S INITIALS**

20. **SELLER'S DEFUALT**. If Seller fails to perform, in any material respect, any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close the Escrow), Buyer may elect to either (i) to terminate Buyer's obligations under this Agreement by written notice to Seller with a copy to Escrow Holder, in which event the Deposit shall be returned immediately to Buyer, and neither party shall have any further rights or obligations hereunder, or (ii) proceed with the Closing without reduction of the Purchase price and without any liability on Seller's part for such claimed defaults or non-performance. Notwithstanding the foregoing, in the event that Seller wrongfully refuses to proceed with the Closing, Seller acknowledges and agrees that Buyer shall be entitled to the remedy of specific performance of this Agreement and in such event Buyer shall be entitled to be reimbursed for all of Buyer's attorney's fees and costs incurred in connection with any action for specific performance.

21. **ATTORNEY'S FEES.** In any action, proceeding, or arbitration between Buyer and Seller arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs therein.

22. **GOVERNING LAW**. This Agreement shall be governed, enforced and construed in accordance with the laws of the State of California.

23. **BROKERAGE**. With the exception of Titan Hospitality & Ping Chen/Keller Williams Realty (collectively the "Brokers"), neither Buyer nor Seller have utilized the services of, or for any other reason owes compensation to a licensed real estate broker (individual or corporate), agent, or finder, or other entity, other than as specified in this Agreement, in connection with any act

relating to the Property, including but not limited to, inquiries, introductions, consultations, and negotiations leading to this Agreement. Buyer and Seller each agree to indemnify and hold harmless the other, and Brokers specified herein, and their agents, from and against any costs, expenses, or liability for compensation claimed inconsistent with the warranty and representation in this paragraph. Seller shall pay the commission due Brokers per the terms of the exclusive listing agreement with Titan Hospitality.

24. **PROFESSIONAL CONSULTATION.** Buyer and Seller acknowledge that they are advised to consult appropriate professionals concerning any and all existing or potential legal, tax, and environmental responsibilities, implications, and impacts to them resulting from this Agreement. The parties acknowledge that with respect to the transaction contemplated herein (a) each party and its counsel have reviewed and revised the Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto; (b) neither party has received from the other any accounting, tax, legal, or other advice, and (c) each party has relied solely upon the advice of its own accounting, tax, legal and other advisors.

25. **1031 EXCHANGE.** Buyer and Seller agree to cooperate with each other in effecting a tax free exchange of property pursuant to Section 1031 of the Internal Revenue Code and the regulations promulgated thereunder, including a deferred or delayed exchange; provided that such cooperation shall not extend the Closing Date and such cooperation shall be at no expense or risk to the party not benefiting from such exchange.

26. **INDEMNITIES.** After the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgements, settlements, costs and expenses (including without limitation reasonable attorney's fees and expenses and costs of investigation incurred in defending against or settling any of the foregoing and any amounts paid in settlement thereof) related to the representations and warranties made by Buyer in Paragraph 7 of this Agreement and to ownership or operation of the Property after the Closing in connection with any of the agreements assumed by Buyer hereunder.

After the Closing, Seller shall indemnify, defend and hold harmless Buyer from and against any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgements, settlements, costs and expenses (including without limitation reasonable attorney's fees and expenses and costs of investigation incurred in defending against or settling any of the foregoing and any amounts paid in settlement thereof) related to the representations and warranties made by Seller in Paragraph 6 of

this Agreement and to the ownership or operation of the Property prior to the Closing.

The above agreement between Seller & Buyer that each shall indemnify and hold the other free and harmless from any claims or losses concerning the Property is not part of the mutual release intended herein and below and shall survive the Close of Escrow and the waiver by both Buyer & Seller of the right or benefits each may have under the terms of Section 1542 of the Civil Code of the State of California, which section reads as follows:

Section 1542. General Release- Claims Extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

27. **SUCCESSORS AND ASSIGNS**. This Agreement shall be binding upon and shall benefit Buyer and Seller and their successors and assigns.

28. **SURVIVAL.** The representations and warranties of Seller set forth in this Agreement shall survive the Close of Escrow for a period of 18 months.

29. **ARBITRATION OF DISPUTES.** Any controversy or claim arising out of this Agreement or a breach thereof that cannot be settled by mediation shall be submitted to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction.

30. **TIME OF ESSENCE; ENTIRE AGREEMENT**. Time is of the essence of each and every provision contained herein. Any waiver of performance and/or extension of time must be in writing. No extension of time or waiver of performance shall be deemed an extension of time or waiver of any other act or obligation. All prior agreements between the parties are incorporated in this Agreement, which constitutes the entire contract. This Agreement is intended by the parties as a final, complete and exclusive expression of their agreement with respect to its subject matter and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. The captions in this Agreement are for convenience of reference only and are not intended as part of this Agreement. This Agreement may not be extended, amended, modified, altered, or changed in any respect whatsoever except by a further agreement in writing executed by Buyer and Seller.

31. **NOTICES.** Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon hand delivery or one (1) business day after being deposited with Federal Express or another reliable overnight courier service and addressed as follows:

To Seller:

Ontario Hospitality Properties, LLLP
c/o InnSuites Hospitality Trust
Attention: James Wirth, CEO
1625 E. Northern Ave. #105
Phoenix, AZ 85020
Ph. 602-944-1500

To Buyer:

Haixiao Lin
Minkun Investment Group, LLC
328 S. Atlantic #268
Monterey Park, CA 91754
Ph. 626-300-9818

To Escrow:

Jennifer Jen
Jade Escrow, Inc.
9604 Las Tunas Dr.
Temple City, CA 91780
Ph. 626-642-8889
Fax 626-642-8787
Jennifer@jadeescrow.com

Either party may change its notice address by providing notice thereof to the other party.

32. **COUNTERPARTS.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile signatures, which shall have the same force and effect as if they were original signatures.

33. **EFFECTIVE DATE.** The “Effective Date” of this Agreement shall be the date upon which this Agreement has been executed by both Buyer and Seller.

34. **<u>MISCELLANEOUS PROVISIONS</u>**. Exhibits are included herein. All property tours of Buyer, Buyer's agents & other related parties must be made thru Marc Berg (ph. 602-944-1500). This Agreement is subject to approval by the Board of InnSuites Hospitality Trust, the GP of the Seller within 10 business days after the Effective Date and Buyer's deposit of Earnest Money

BUYER:

MINKUN INVESTMENT GROUP, LLC

By: DocuSigned by: [signature] 0CFE3B83AF104D1... **Date:** 5/9/2017

SELLER:

ONTARIO HOSPITALITY PROPERTIES, LLP

By InnSuites Hospitality trust, GP

By:________________________ **Date:**________________________

James Wirth
CEO

EXHIBIT A

LEGAL DESCRIPTION

(to be completed by 5/9/17)

EXHIBIT B

PERSONAL PROPERTY

(to be completed by 5/16/17)

EXHIBIT C

CONTRACTS & AGREEMENTS

(to be completed by 5/16/17)

EXHIBIT D

EQUIPMENT LEASES

(to be completed by 5/16/17)

EXHIBIT E

DUE DILIGENCE DOCUMENTS

(to be completed by 5/16/17)